MEDICORE , INC.

                               STOCK OPTION AGREEMENT

     AGREEMENT, dated this 31st day of January, 2000, between MEDICORE, INC., a Florida corporation (hereinafter called the "Company"), and MAINSTREET IPO.COM INC. (hereinafter called the "Optionee").

                                    WITNESSETH:

     WHEREAS, the board of directors of the Company authorized the granting to the Optionee an option ("Medicore Option") to purchase 100,000 shares of common stock, par value $.01 per share ("Medicore Option Shares"), of the Company at $3.00 per Medicore Option Share (the "Option Price"), such Medicore Option to be exercisable for two years to January 30, 2002 ("Expiration Date"); and

     WHEREAS, the Optionee accepts said Medicore Option and agrees to be bound by the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

GRANT OF MEDICORE OPTION:  ADJUSTMENT OF MEDICORE OPTION SHARES
---------------------------------------------------------------

     1.1 The Company hereby issues a Medicore Option to purchase from the Company, upon the terms and conditions herein, 100,000 Medicore Option Shares for a consideration of the Option Price.

     1.2 The number of Medicore Option Shares above stated, and the Option Price thereof, shall be subject to adjustment from time to time as provided herein.

PAYMENT FOR MEDICORE OPTION SHARES
----------------------------------

     2.1 The Option Price for the Medicore Option Shares to be purchased pursuant to each exercise of the within Medicore Option shall be paid to the Company by the Optionee in full in cash or by certified or bank cashier's check at the time of such exercise of the Medicore Option.

EXERCISE OF MEDICORE OPTION
---------------------------

     3.1 The within Medicore Option is exercisable only to the extent provided herein during the term of this Medicore Option, which is for a period of two (2) years, terminating at the close of business on the Expiration Date.

     3.2 The Company may delay the exercise of any Medicore Option if the Medicore Option Shares are required to be listed, registered or qualified on any securities or Nasdaq Stock Exchange under law. The Company shall not be obligated to deliver any Medicore Option Shares until such Medicore Option Shares have been so listed, registered or qualified on any securities or Nasdaq Stock Exchange (or authorized for listing, registration or qualifi-cation upon official notice of such exchange). However, any delay under this Section 3.2 shall not extend, modify the exercisability of the Medicore Option, or otherwise affect the Expiration Date.

     3.3 At least five (5) days prior to the date upon which any portion of the Medicore Option is to be exercised, the Optionee shall deliver to the Company written notice of its election to exercise all or part of the Medicore Option, subject to the limitations provided herein, which notice shall specify (i) the date and time for the exercise of the Medicore Option,
(ii) the number of Medicore Option Shares in respect of which the Medicore Option is to be exercised, and (iii) the address to which the Medicore Option Shares are to be mailed. The date specified in such notice shall be a business day and the time specified shall be during the regular business hours of the Company.

     3.4 The Optionee shall, at the date and time specified in such notice, pay the Company cash or other consideration acceptable to the Company, at the principle office of the Company, the Option Price for the Medicore Option Shares in respect of which the Medicore Option is being exercised, to wit, the amount of the product of $3.00 (or such then adjusted Option Price) times the number of Medicore Option Shares into which the Medicore Option is being exercised. The notice and payment shall be delivered in person or shall be sent by registered mail, return receipt requested, to Daniel R. Ouzts, Vice President and Treasurer of the Company, 2337 West 76th Street, Hialeah, Florida 33016. Upon timely and proper exercise of the Medicore Option, the Company shall as soon as practicable and with all due expedition deliver to the Optionee, who shall so have properly exercised the Medicore Option, certificates registered in the name of such person representing the number of Medicore Option Shares in respect of which the Medicore Option was exercised, subject to the approval of any governmental or regulatory authority required in connection with the authorization, issuance, sale or transfer of such Medicore Option Shares. Delivery shall be deemed effected for all purposes when the Company's stock transfer agent shall have deposited such Medicore Option Share certificate or certificates in the United States mail, addressed as per the Optionee's notice. If the Medicore Option is exercised in part, a new Medicore Option for the balance of the unexercised Medicore Option Shares will be issued by the Company to the Optionee.

     3.5 The Optionee shall not have any rights and privileges of a share-holder of the Company in respect of any of the Medicore Option Shares underlying the Medicore Option unless and until and only to the extent it, he or she shall have properly exercised the Medicore Option and paid for the Medicore Option Shares in accordance with the terms and provisions of this Option Agreement. The Medicore Option shall be considered exercised on the date the notice and payment are delivered to or received by the Treasurer of the Company; provided if payment is by check, the exercise date shall be the date such check clears payment. The Optionee shall have no rights with respect to such Medicore Option Shares not expressly conferred by this Option Agreement.

RESTRICTIONS ON EXERCISE OF MEDICORE OPTION AND SALE OF MEDICORE OPTION SHARES
------------------------------------------------------------------------------

     4.1 In addition to the limitations on the exercise of a Medicore Option as provided in Sections 3.1 et seq. hereof, the within Medicore Option shall not be exercisable if:

          (a) The exercise thereof will involve a violation of any applicable federal or state securities law; or

          (b) The exercise thereof will require registration under the Securities Act of 1933, as amended (the "Act") of the Medicore Option Shares.

     4.2 (a) The Optionee acknowledges that the Medicore Option and underlying Medicore Option Shares are not transferable without compliance with the registration requirements of the federal and state securities laws or an opinion of counsel for the Optionee has been received by and is satisfactory to the Company to the effect that such registration is not required; any determination in this connection by the Company shall be final, binding and conclusive; that the Optionee has no right to transfer either the Medicore Option or the underlying Medicore Option Shares; and

          (b) The Optionee understands that the Medicore Option and any Medicore Option Shares with which the Medicore Option is exercised are being issued to it pursuant to a non-public offering exemption under the Act, that the Medicore Option Shares that may be issued upon exercise of the Medicore Option shall have a legend on the face thereof indicating the restrictive nature of the Medicore Option Shares in pertinent part as follows: "The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company that registration is not required"; and that such Medicore Option Shares and the Medicore Option shall have stop transfer instructions issued against the same.

     4.3 At the time of any exercise of the within Medicore Option, the Optionee shall represent to and agree with the Company in writing that it, he or she is acquiring the Medicore Option Shares in respect of which the Medicore Option is being exercised for the purpose of investment and not with a view to distribution.

     4.4 The Optionee agrees that it will not sell, assign, pledge, gift, hypothecate, transfer, or otherwise dispose of any of the Medicore Option Shares or the Medicore Option at any time under circumstances which would require the filing of a registration statement in respect of such Medicore Option or Medicore Option Shares under the provisions of the Act.

     4.5 The Company shall not be obligated to take any other affirmative action in order to cause or facilitate the exercise of the Medicore Option or the issuance of the Medicore Option Shares pursuant thereto to comply with any state or federal law, rule or regulation.

CHANGES IN CAPITAL STRUCTURE
----------------------------

     5.1 Existence of this Medicore Option shall not impair the right of the Company or its shareholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger of consolidation of the Company or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Company, or Common Stock of the Company, or any grant of options on its securities through any qualified or non-qualified stock plan or otherwise, or any other corporate act or proceeding, whether of a similar character or otherwise.

     5.2 Except as hereinafter expressly provided, the issuance by the Company of shares of Common Stock of any class, for cash or property, or for labor or services, either upon sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company converted into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the Option Price, or the number, class or price of the Medicore Option Shares then subject to the Medicore Option.

     5.3 The only adjustment to the Medicore Option Shares are as follows:

          (a) If, at any time or from time to time after the date of this Option Agreement and up through the Expiration Date ("Adjustment Period"), the Company shall distribute to the holders of its Common Stock, with respect to the Common Stock, without payment therefor, securities or property, other than shares of the Common Stock of the Company, other than rights to purchase shares of the Common Stock, and other than cash, then, and in each such case, the Optionee, upon the proper and timely exercise of this Medicore Option, shall be entitled to receive the securities and properties to which it would have been entitled had it been a shareholder of record of the Medicore Option Shares received upon such exercise of the Medicore Option at the time the Company made such distribution of securities or property and had, during the period from the date of this Medicore Option to and including the date of such exercise, retained such Medicore Option Shares and the securities and properties receivable by it during such Adjustment Period. Notice of each such distribution shall be forthwith mailed to the Optionee.

          (b) If the Company shall be consolidated with or merged into another corporation or shall sell all or substantially all of its assets as part of a reorganization within the meaning of the Internal Revenue Code or shall reclassify or reorganize its capital structure (except a stock split or combination covered by subparagraph (a) hereof), and in such transactions holders of the Common Stock exchange their Common Stock for shares of stock or other securities ("Transaction Securities") of the Company or another corporation, receive additional Common Stock or other securities, or surrender a portion of their Common Stock, then:

               (1) Except as provided in Section 5.3(b)(2) hereof, the Optionee shall be entitled, in lieu of the Medicore Option, to an Option or Options to purchase Transaction Securities in an amount (if any) equal to the Transaction Securities that the Optionee would have received if the Optionee had exercised the Medicore Option in full and held the Medicore Option Shares to which the Medicore Option related at the time of such transaction. The Option Price per share or other unit of such Transaction Securities shall be determined by dividing the Option Price by the number of shares or other units (or the fraction of a share or other unit) of Transaction Securities into which each share of common stock is converted or for which common stock is exchanged in such transaction.

               (2) Notwithstanding any other provision hereof, the board of directors of the Company may cancel the Medicore Option as of the effective date of any transaction described in this Section 5.3(b); provided that (A) notice of such cancellation shall have been given to the Optionee at least thirty (30) days before the effective date of such transaction, and (B) the Optionee shall have the right to exercise the Medicore Option during the thirty (30) day period immediately preceding the effective date of such transaction.

MISCELLANEOUS
-------------

     6.1 The granting of this Medicore Option shall not impose upon the Company any obligation to employ, retain or become affiliated with or continue to employ, retain or be affiliated with the Optionee. This Option Agreement shall not be construed as preventing nor shall it prevent the Company from terminating any agreement or other affiliation with the Company or its affiliated companies that might exist with the Optionee.

     6.2 This Option Agreement shall be binding upon and inure to the benefit of the Company and its successors and upon the Optionee and its, his and/or her successors, assigns, including without limitation the estate of the Optionee and the executors, administrators and/or trustees of such estate, and any creditor, receiver, trustee in bankruptcy or representative of any such Optionee; provided that the within Medicore Option shall be exercisable only by the Optionee except as may be approved in writing by the Company.

     6.3 This Option Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of New Jersey.

     6.4 This Option Agreement is effective as of January 31, 2000 and, unless sooner terminated in accordance with the terms hereof, shall remain in effect until the Effective Date as provided herein. No modification or amendment of this Option Agreement shall become effective until such modification or amendment shall have been approved by the board of directors of the Company.

     6.5 The Company's obligation to deliver Medicore Option Shares is subject to all the terms and conditions of this Option Agreement and shall be subject to applicable federal, state and local tax withholding and reporting requirements.

     IN WITNESS WHEREOF, the Company and the Optionee have each caused this Option Agreement to be executed by its President, Vice President, or Secretary and/or individually, as the case may be, thereunto duly authorized, the day and year first above written.


                                       MEDICORE, INC.

                                          /s/ Thomas K. Langbein

                                       By---------------------------------
                                         Thomas K. Langbein, Chairman of
                                         the Board of Directors

                                       MAINSTREET IPO.COM INC.

                                          /s/ Joseph Salvani

                                       By---------------------------------
                                         Joseph Salvani, President

Date: JANUARY 31, 2000